Exhibit 10.11

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into May 10, 2011, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416 (hereinafter referred to as the “Company”), and Steven J. Wagenheim, a resident of Hennepin County, Minnesota (hereinafter referred to as “Executive”).  This Agreement shall become effective upon the Closing (as defined in the Stock Purchase Agreement by and between the Company and Concept Development Partners LLC, dated February 8, 2011, as amended).  If the Closing shall not have occurred on or before December 31, 2011, this Agreement shall be void and of no effect.

ARTICLE 1

EMPLOYMENT

1.01                           Executive has been employed by the Company pursuant to a written contract of employment dated June 15, 2005, as amended by Amendment No. 1 thereto dated December 30, 2008, Amendment No. 2 thereto dated October 5, 2009 and Amendment No. 3 thereto dated June 17, 2010 (collectively, the “2005 Agreement”), which agreement ended on December 31, 2007, but has been extended since that date.  The Company hereby agrees to further extend the employment of Executive as President and Founder of the Company, and Executive hereby accepts and agrees to such employment on the terms and conditions of this Agreement.  This Agreement supersedes the 2005 Agreement.

1.02                           Executive shall generally have the authority and responsibilities of president of the Company, as are set forth in Exhibit A, and shall also render such additional services and duties as may be reasonably requested of him from time to time by the Company’s Board of Directors (the “Board”) and the Company’s chief executive officer.

1.03                           Executive shall report to the chief executive officer of the Company and shall generally be subject to direction, orders and advice of the chief executive officer and the Board.  The Company retains the discretion to transfer or reassign Executive to another executive position or to other executive duties, and any such transfer or reassignment shall not affect the enforcement of this Agreement.

ARTICLE 2

BEST EFFORTS OF EXECUTIVE

2.01                           Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

ARTICLE 3

TERM OF EMPLOYMENT

3.01                           Executive’s employment pursuant to this Agreement shall continue for a term ending on December 31, 2012 (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixty (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date after either party has given notice not to extend for an additional year, such employment shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that Section 4.02 shall be inapplicable and incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

ARTICLE 4

COMPENSATION AND BENEFITS

4.01                           During the term, Executive shall be paid a base annual salary at the rate of Three Hundred Thousand ($300,000), payable monthly in accordance with the Company’s current, established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive.  The Company shall cause the Committee to review Executive’s performance and base salary level each year during the term, commencing 2012.  Executive’s salary may be increased (but not decreased), in the sole discretion of the Committee.  In the event Executive’s employment shall, for any reason, terminate during the term, Executive’s final monthly base salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.

4.02                           Executive shall be entitled to annual incentive bonus payments (“Annual Incentive Compensation”) in the amounts and based upon achievement of the Company’s annual financial performance goals as set forth in Exhibit B to this Agreement.  The amount, if any, of Annual Incentive Compensation shall be computed for each year during the term of this Agreement in accordance with the following procedures:

(a)                                  At the close of each fiscal quarter, the Company shall determine whether the performance goals set forth in Exhibit B have been achieved as of the end of each calendar quarter (“Budget Year to Date”).

(b)                                 A Tentative Incentive Compensation Payment (“TICP”) shall be computed at the end of each calendar quarter based on the Budget Year to Date.

(c)                                  The amount computed for the quarter shall be reduced by one-half (the “Retained Amount”), and reduced further by any amounts previously paid to the Executive during the calendar year.  The TICP shall not be reduced below zero.  The TICP so computed shall be paid to the Executive within sixty (60) days of the end of the calendar quarter.  The Retained Amount may become payable as described below.

(d)                                 Upon receipt by the Company of its audited financial statements, the Annual Incentive Compensation due Executive, if any, shall be computed based on Exhibit B and based on the Budget Year to Date.  This amount shall be reduced by the TICPs made to Executive.  The Annual Incentive Compensation will be paid within thirty (30) days of its determination as described above and shall be payable from the Retained Amount, plus any additional amount paid by the Company.  In the event that the Company determines that the TICPs made to the Executive exceeds the Annual Incentive Compensation, the Company shall notify Executive of the amount, if any, of such overpayment.  The Executive shall have thirty (30) days to repay the Company.

4.03                           Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other executive employees of the Company from time to time in the sole discretion of the Board, but only to the extent Executive meets the eligibility requirements therefor.  The Company is not obligated to provide or continue any benefits to its employees and may, without any prior notice, discontinue any benefit now provided or as may be provided in the future, within the sole discretion of the Board.

4.04                           Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, the severance payments provided for under Article 7 of this Agreement, and base salary payments provided for under Section 6.05 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Article 8 or Article 9 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 4.04 shall survive the termination of this Agreement indefinitely.

ARTICLE 5

VACATION AND LEAVE OF ABSENCE

5.01                           Executive shall be entitled to three weeks of paid vacation per year, in addition to the Company’s normal holidays.  Vacation time will be scheduled taking into account the Executive’s duties and obligations at the Company.  Sick leave and all other leaves of absence will be in accordance with the Company’s stated personnel policies.

ARTICLE 6

TERMINATION

6.01                           The Company may, subject to applicable law, terminate Executive’s employment by giving Executive two (2) months notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer.  In the event of such termination, Executive shall receive only that compensation earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of any bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed through the date of termination based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

6.02                           Executive’s employment will be deemed terminated upon the death of Executive.  In the event of such termination, Executive shall receive compensation earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of any bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

6.03                           Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice if the termination is based on any of the following events that constitute Cause:

(a)                                  Any commission or nolo contendere plea by Executive to a felony, gross misdemeanor or misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company; or

(b)                                 Any fraud, misappropriations or embezzlement by Executive or intentional material damage to the property or business of the Company by Executive; or

(c)                                  Executive’s failure to perform his duties and responsibilities in accordance with the provisions of this Agreement, or Executive’s violation of specific written directions of the Board or the Company’s chief executive officer.

In the event of such termination, and notwithstanding any contrary provision otherwise stated, Executive shall receive only his base salary earned through the date of termination.

6.04                           The employment of Executive shall in no event be considered to have been terminated for Cause if the termination of his employment took place:

(a)                                  as a result of an act or omission which occurred more than 360 days prior to Executive having been given notice of the termination of his employment for such act or omission, unless the commission of such act or such omission could not at the time of such commission or omission have been known to a member of the Board (other than Executive, if he is then a member of the Board), in which case there shall not be termination for Cause if notice of termination took place more than 360 days from the date that the commission of such act or such omission was or could reasonably have been so known; or

(b)                                 as a result of a continuing course of action which commenced and was or reasonably could have been known to a member of the Board (other than Executive) more than 360 days prior to notice having been given to Executive of the termination of his employment.

6.05                        In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Sections 6.01 and 6.02) or by Executive with Good Reason as defined in Section 7.03, the Company will pay Executive the remainder of Executive’s base salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 7.01 as amended; shall not be deemed to be “cash severance-type benefits” under Section 7.01; and shall not reduce amounts to which Executive is entitled upon a termination under Article 7.  Notwithstanding the above, if Executive terminates employment due to Section 7.03(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

ARTICLE 7

SEVERANCE; CHANGE IN CONTROL

7.01                           The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of Executive’s monthly base salary for full-time employment at the time of Executive’s termination:

(a)                                  if (i) there has been a Change in Control of the Company (as defined in Section 7.04), and (ii) Executive is an active and full-time employee at the time of the Change in Control, and (iii) within twelve (12) months following the date of the Change in Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 7.03)), other than for Cause or death or disability.  If prior to a Change in Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change in Control; or

(b)                                 if the employment of Executive is terminated by the Company without Cause at any time, or Executive terminates his employment for “Good Reason” at any time.  For the purposes of this Section 7.01(b) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 7.03, except that no “Change in Control” need occur.

(c)                                  if (i) a Change in Control (as defined in Section 7.04) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Section 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to this Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of Executive’s termination or resignation; however, such payments will be delayed for six (6) months if Executive terminates employment due to Section 7.03(d) and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions; provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.

7.02                           If the Company is obligated to pay the Severance Payment provided in Section 7.01, and if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company will (a) pay on Executive’s behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Executive’s COBRA/continuation rights expire and (b) cause the immediate vesting of any unvested stock options then held by Executive.

7.03                           “Good Reason” will be deemed to have occurred if, after a Change in Control:

(a)                                  the Company, its successors or assigns, places the Executive in a position, or gives the Executive principal duties or responsibilities materially different from that provided in Sections 1.02 or 1.03 above;

(b)                                 the Company, its successors or assigns, relocates Executive to a location that is more than fifty (50) miles from the Company’s current headquarters in Minnesota;

(c)                                  the Company, its successors or assigns, materially reduces Executive’s base salary contrary to the provisions of Section 4.01 hereof or fails to pay Executive any material compensation or fringe benefits to which Executive is entitled within ten (10) business days of the due date;

(d)                                 a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

(e)                                  the Company, its successors or assigns, breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving notice thereof from Executive.

If Executive intends to terminate this Agreement for Good Reason:  (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

7.04                           For the purposes of this Agreement, “Change in Control” shall mean any one of the following:

(a)                                  an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:

(1)                                  the then outstanding capital stock of the Company (“Stock”); or

(2)                                  the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control:

(i)                                     any acquisition directly from the Company;

(ii)                                  any acquisition by the Company or Subsidiary;

(iii)                               any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or

(iv)                              any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the

Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)                                 individuals who, during any twelve (12) month period, who constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board;

(c)                                  approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of the Stock and other voting securities either legally or beneficially;

(d)                                 the sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(e)                                  a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.

A “Change in Control” shall not be deemed to occur with respect to Executive if the merger, sale, transfer or an acquisition of a 50% or greater interest is to or by a group that includes Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes Executive, nor shall it be deemed to occur upon consummation of the transactions contemplated by (i) the Stock Purchase Agreement by and between the Company and Concept Development Partners LLC, dated February 8, 2011, as amended or (ii) the Stock Repurchase Agreement between DHW Leasing, L.L.C., Donald A. Dunham, Jr., Charles J. Hey, Dunham Capital Management Company, L.L.C., Concept Development Partners LLC and the Company, dated February 8, 2011, as amended.

7.05                           Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement shall satisfy the applicable requirements, if any, of Section 409A of the Code (“Section 409A”) in a manner that will preclude the imposition of the penalties described in Section 409A.  The parties agree that the Agreement shall be deemed modified as may become necessary (as determined by the Company in its discretion) to satisfy the requirements described above.

7.06                           In addition to the Severance Payment payable pursuant to Section 7.01, the Company will pay Executive a pro-rata portion of any bonus pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned through the date of termination, based upon the requirements or criteria of such bonus plan or arrangement, as the Board shall in good faith determine.  Such pro-rated bonus, shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement.

7.07                           All severance payments made under this Article 7, including those paid under Sections 7.01, 7.02 and 7.06, shall be conditioned upon Executive’s signing and not rescinding a separation agreement and release in a form acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

7.08                           Executive acknowledges that he has waived and is not entitled to any bonus payments or Annual Incentive Compensation through the Company’s 2009 fiscal year.

7.09                           For avoidance of doubt, if Executive’s employment is terminated without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Severance Payment provided in Section 7.01 and receive his base salary through the Termination Date.  If the Company elects to not extend Executive’s employment beyond the Termination Date or any extension thereof and terminates Executive’s employment, such termination shall be a termination without Cause for the purposes of Section 7.01.

ARTICLE 8

NONDISCLOSURE

8.01                           Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, recipes, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by the Company.  Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.

8.02                           The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party.

8.03                           In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

8.04                           Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 6.03 hereof.

8.05                           The provisions of this Article 8 shall survive termination of this Agreement indefinitely.

ARTICLE 9

NONCOMPETITION AND NON-RECRUITMENT

9.01                           The Company and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; (ii) as a consequence of using or associating himself with the Company’s name, goodwill, and reputation, Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information.  In light of these considerations, this Article 9 sets forth the terms and conditions of Executive’s obligations of non-competition and non-recruitment during the term of and subsequent to the termination of this Agreement and/or Executive’s employment for any reason.

9.02                           Unless the obligation is waived or limited by the Company as set forth herein, Executive agrees that during the term of Executive’s employment pursuant to this Agreement and for a period of twelve (12) months following termination of Executive’s employment for any reason, Executive will not directly or indirectly: (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of the Company within the twelve (12) months prior to the date of termination; or (b) engage within the North American markets in which the Company engages in business at the time of termination, in any similar or related business activity in competition with the Company’s direct line of business as conducted at the time of Executive’s termination.  Among all other competitive actions that are likewise restricted, Executive shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with the Company for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with the Company.

9.03                           At its sole option, the Company may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

9.04                           For a period of twelve (12) months following termination of Executive’s employment for any reason, Executive will not initiate or participate in any other employer’s recruitment or hiring of any of the Company’s executives.

9.05                           Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

9.06                           Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 6.03 hereof.

9.07                           The obligations contained in this Article 9 shall survive the termination of this Agreement indefinitely.

ARTICLE 10

MISCELLANEOUS

10.01                     Governing Law.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.

10.02                     Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company and the Company may require any successors or assigns to expressly assume and agree to perform the Company’s obligations under this Agreement.

10.03                     Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other executive.

10.04                     Modification.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.05                     Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.06                     Any dispute or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration by a single arbitrator selected by employer and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)                                  In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)                                 The arbitrator, in his or her discretion, may award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to an prevailing party.

(c)                                  In the event of noncompliance or violation, as the case may be, of Article 8 or Article 9 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate, if it and such court reasonably determines that the Company would have no adequate remedy at law for such violation or noncompliance.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ Joel C. Longtin
Joel C. Longtin

EXECUTIVE

By	/s/ Steven J. Wagneheim
Steven J. Wagenheim

EXHIBIT A

The president’s primary responsibility will be to provide a leadership role in managing the Company’s guest experience.  Coordinating with the CEO, Chief Concept Officer (CCO), and COO, the president and founder will supervise and coordinate everything that the guest experiences at Granite City.  This will include food, menu and menu design, facility design, décor, branding and marketing.  He will be the Company’s lead guest advocate and ambassador to communities that we serve.  He will report to the CEO.  Highlights of specific areas of responsibilities include:

•                  Work with the CEO and CCO to develop the Company’s vision and to assist this executive team to develop strategies for achieving this plan.  Once approved by the board, the president and founder will articulate these plans to management as directed by the CEO.

•                  Assist the CEO in developing, implementing, and following-up on marketing and positioning strategies that drive customer traffic and revenue.

•                  Work closely with the CCO in managing external resources to identify potential new restaurant locations.

•                  Work closely with the CCO in identifying brand extensions for Granite City.

•                  Identify and manage the non-traditional site potential for selling Granite City beer, including sports venues, airports, fairs and mobile truck-based event sales.

•                  Represent the Company as directed by the CEO in matters of investor relations and community relations.

•                  Analyze the efficacy and return on invested capital of programs, campaigns, strategies regarding marketing, positioning, discounting, pricing, menu, décor, branding, and alternative revenue sources.

•                  Collaborate with the CEO and the executive management team regarding various operating, funding and growth strategies as outlined by the CEO.

EXHIBIT B

2011
ANNUAL INCENTIVE COMPENSATION AT TARGET*
Sales	$42,000
Income Before Occupancy (IBO)	$70,000
General and Administrative Expense less Stock Option Expense (Adjusted G&A)	$21,000
Earnings Per Share less Stock Option Expense and Exit Costs (Adjusted EPS)	$7,000
Total at Target Across Each Performance Metric	$140,000

*Specific Annual Incentive Compensation Metrics:

Performance Metric	;x	Maximum	;x	Over Perform	;x	Target	;x	Under Perform	;x	Threshold	;x	Minimum	;x
Sales	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Performance v. Budget	;x	105.0%		102.5%		100%		97.5%		95.0%		94.7%
Bonus Discount/Multiple	;x	120%		110%		100%		66%		33%		0%
Bonus Potential	;x	$50,400	;x	$46,200	;x	$42,000	;x	$27,720	;x	$13,860	;x	$0	;x
;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
IBO	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Performance v. Budget	;x	112.8%		107.2%		100%		96.4%		91.8%		91.5%
Bonus Discount/Multiple	;x	150%		125%		100%		66%		33%		0%
Bonus Potential	;x	$105,000	;x	$87,500	;x	$70,000	;x	$46,200	;x	$23,100	;x	$0	;x
;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Adjusted G&A	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Performance v. Budget	;x	84.0%		92.2%		100%		107.2%		114.0%		118.4%
Bonus Discount/Multiple	;x	150%		125%		100%		66%		33%		0%
Bonus Potential	;x	$31,500	;x	$26,250	;x	$21,000	;x	$13,860	;x	$6,930	;x	$0	;x
;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Adjusted EPS	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x	;x
Performance v. Budget	;x	85.3%		91.2%		100%		105.9%		108.8%		109.2%
Bonus Discount/Multiple	;x	150%		125%		100%		66%		33%		0%
Bonus Potential	;x	$10,500	;x	$8,750	;x	$7,000	;x	$4,620	;x	$2,310	;x	$0	;x

As illustrated in the table above, Annual Incentive Compensation for 2011 can range from $0 at “minimum” performance across each metric to $46,200 at “threshold” performance across each metric to $92,400 for “under perform” performance across each metric to $140,000 for “target” performance across each metric to $168,700 for “over perform” performance across each metric to $197,400 for “maximum” performance across each metric.